Exhibit 99.1

Source:  CombiMatrix Corporation

Mark McGowan Appointed Interim CEO of CombiMatrix, Effective July 1, 2010

MUKILTEO, Wash., June 14, 2010 (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq:CBMX) announced today that its Board of Directors has appointed Mark McGowan to the role of Interim President and Chief Executive Officer, effective July 1, 2010 upon the transition from current President and CEO, Dr. Amit Kumar.

Dr. Amit Kumar stated, “As we had previously announced, I plan to leave the post of President and CEO of CombiMatrix at the end of June and I am looking forward to transitioning that role to Mark, who will continue to execute our restructuring plans in preparation for the appointment of a permanent CEO.  Mark, who is currently Chairman of the Board, has taken a leadership role in the formulation our new strategy and his placement in the CEO role will better position him to effectively implement our restructuring plan.  Mark’s appointment as interim CEO, as well as the other announced adjustments to the Board are components of a restructuring plan that was announced in April.  I plan to remain on the Board subsequent to leaving my, day-to-day, executive role with the Company.”

In May, the Board of Directors of CombiMatrix formed a CEO Search Committee, chaired by Dr. Scott Gottlieb, to oversee the recruitment of a permanent CEO to replace Dr. Kumar.  The other members of the committee are Mark McGowan, Rigdon Currie, and Dr. Kumar.  After a rigorous selection process, including interviews with several leading executive search firms, the Committee has retained Caldwell Partners to lead the search and recruitment of the new CEO.  Jodie Emery of Caldwell will serve as the lead partner on the CombiMatrix CEO search.  Information about Caldwell Partners is available at www.caldwellpartners.com.  Caldwell Partners is a highly experienced search firm, and Ms. Emery has conducted numerous CEO-level searches in the biotechnology and diagnostics fields.

“We are delighted to have been awarded the CombiMatrix assignment.  The company is in an exciting phase, with outstanding people and technology. We are equally pleased with the response we have already received from stellar candidates expressing interest in the CEO position,” stated Emery.  “We are pleased that Mr. McGowan will take on the CEO role on an interim basis, and we look forward to working in conjunction with Mr. McGowan and the rest of the CombiMatrix Board of Directors as they continue to realign the organization in preparation for the placement of a permanent executive,” concluded Emery.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”).  CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases. Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269). Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010